Exhibit 99.1

September 14, 2009	FOR IMMEDIATE RELEASE
ZAREBA SYSTEMS ANNOUNCES FISCAL YEAR 2009 NET INCOME OF $1.0 MILLION ON NET SALES OF $32.2 MILLION
Minneapolis – Zareba Systems, Inc. (NASDAQ:ZRBA) today announced its results for the fiscal fourth quarter and year ended June 30, 2009. Net sales for fiscal 2009 were $32.2 million versus $34.6 million for the prior year. Income from continuing operations was $0.9 million, or $0.35 per basic and diluted share, and net income was $1.0 million, or $0.41 per basic and diluted share, for fiscal 2009, as compared to loss from continuing operations of $7.1 million, or $2.90 per basic and diluted share, and net loss of $5.2 million, or $2.11 per basic and diluted share, in fiscal 2008. Our fiscal year 2009 results are consistent with the preliminary results announced August 12, 2009.
Net sales for the fourth quarter ended June 30, 2009 were $11.7 million, as compared to $12.2 million for the same period in the prior year. Income from continuing operations was $1.2 million, or $0.50 per basic and diluted share, and net income was $1.3 million, or $0.51 per basic and diluted share, for the fourth quarter of fiscal 2009, versus a loss from continuing operations of $6.2 million, or $2.51 per basic and diluted share, and net loss of $6.5 million, or $2.64 per basic and diluted share, in the same period of the prior year.
The change in foreign currency exchange rates of the British pound sterling to US dollar in fiscal 2009 versus 2008 accounted for $1.9 million and $0.7 million of the reported decrease in sales for the fiscal year and fourth quarter 2009 versus 2008, respectively. Exclusive of the impact of the translation differences, fiscal year 2009 net sales decreased by $0.5 million, or 1%, and fourth quarter sales increased by $0.2 million, or 2%, from the respective periods in the previous year.
Fiscal year 2008 loss from continuing operations included a $6.3 million charge for goodwill impairment recorded in the fourth quarter, and the net loss included the first quarter gain from sale of a subsidiary of $2.5 million, or $1.04 per basic and diluted share and a loss from discontinued operations of $0.6 million.
“Our fiscal 2009 was marked by several key accomplishments in an especially challenging macroeconomic environment,” stated President and Chief Executive Officer Dale Nordquist. “Most notably, our operating performance returned to profitability with significant improvement compared to last year. Without the top line impact of currency translation, our sales levels remained relatively consistent with the prior year. In addition, we reduced our bank debt by $2.6 million and lowered our on-hand inventory levels. By refocusing on our primary business, electronic perimeter fencing, we were able to improve our gross margin, while shedding the expenses of the under-performing product lines and initiatives.”
“We enter fiscal 2010 committed to further leveraging the cost reductions and operational efficiencies made in fiscal 2009. However, we remain conscious of the protracted economic downturn and the potential that it may have an increasingly adverse impact on our business, our customers, and the end users of our products. We remain confident in our products and our leadership position in our primary markets, and believe that we are well positioned to emerge from this current down economic cycle an even stronger player within our markets,” concluded Nordquist.
About Zareba Systems, Inc.
Zareba Systems, Inc., a Minnesota corporation since 1960, is the world’s leading manufacturer of electronic perimeter fence and security systems for animal and access control. The Company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Ellendale, Minn. Its Zareba Systems Europe subsidiary owns Rutland Electric Fencing Co., the largest manufacturer of electric fencing products in the United Kingdom. The corporate web site is located at www.ZarebaSystemsInc.com.
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Zareba Systems, Inc.
Condensed Consolidated Operating Results

	Three Months Ended		Fiscal Year Ended
(In thousands except per share amounts)	06/30/09	06/30/08	06/30/09	06/30/08
Net sales	$11,686	$12,158	$32,216	$34,565
Gross profit	4,440	4,585	10,722	11,145
Income (loss) from operations	2,068	(5,330)	1,956	(6,338)
Income (loss) before income taxes	1,940	(5,538)	1,372	(6,977)
Income (loss) from continuing operations	1,232	(6,183)	878	(7,142)
Gain from sale of discontinued product line, net of tax	30	—	141	—
Gain (loss) from discontinued operations, net of tax	—	(320)	(7)	(603)
Gain from sale of subsidiary, net of tax	—	—	—	2,546
Net income (loss)	$1,262	$(6,503)	$1,012	$(5,199)

Per common and common equivalent share:
Income (loss) from continuing operations:
basic	$0.50	$(2.51)	$0.35	$(2.90)
diluted	$0.50	$(2.51)	$0.35	$(2.90)
Gain from sale of discontinued product line:
basic	$0.01	—	$.06	—
diluted	$0.01	—	$.06	—
Gain (loss)from discontinued operations:
basic	—	$(0.13)	—	$(0.25)
diluted	—	$(0.13)	—	$(0.25)
Gain from sale of subsidiary:
basic	—	—	—	$1.04
diluted	—	—	—	$1.04
Net income (loss) per share:
basic	$0.51	$(2.64)	$0.41	$(2.11)
diluted	$0.51	$(2.64)	$0.41	$(2.11)
Weighted average number of shares outstanding – basic	2,482	2,466	2,474	2,459
Weighted average number of shares outstanding – diluted	2,483	2,466	2,474	2,459
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Zareba Systems, Inc.
Condensed Consolidated Balance Sheets

(In thousands)	06/30/09	6/30/08
Current Assets
· Cash and cash equivalents	$272	$633
· Accounts receivable, net	7,256	8,031
· Inventories	4,911	6,083
· Other current assets	928	1,112
· Current assets of discontinued operations	—	257
Total Current Assets	13,367	16,116
Property, plant and equipment, net	2,698	2,628
Other assets	3,322	4,304
Total Assets	$19,387	$23,048
Current Liabilities
· Accounts payable	$3,768	$4,282
· Accrued liabilities	2,284	2,617
· Income taxes payable	198	676
· Current maturities of long-term debt	213	1,121
· Current liabilities of discontinued operations	—	172
Total Current Liabilities	6,463	8,868
Long-term debt, less current maturities	1,840	3,570
Other long-term liability	271	175
Deferred income taxes	512	685
Total Liabilities	9,086	13,298
Total Stockholders’ Equity	10,301	9,750
Total Liabilities and Equity	$19,387	$23,048
This release includes certain “forward-looking statements” as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, including those relating to our commitment to further leveraging the cost reductions and operational efficiencies made in fiscal 2009, the economic downturn and its effect on our business, customers and end users of our products, our products and leadership position, and our positioning following the down economic cycle, are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include customer acceptance of price increases and of new and existing products, the timing of customer purchases, our ability to manage costs, and our ability to successfully invest and explore growth opportunities, as well as the development, introduction or acceptance of competing products, changes in technology, pricing or other actions by competitors, and general economic conditions.
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Contact:
Jeff Mathiesen
763-551-1125